Prudential Funds

Supplement dated March 2, 2018 to the currently effective Statements of Additional Information (SAI)

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At a recent meeting, the Boards of Directors/Trustees of the Prudential Funds elected Brian K. Reid to serve as a Director/Trustee. To reflect Mr. Reid’s appointment, the Independent Board Member biographical table appearing in Part I of each SAI is hereby revised by including the following new information:

Name, Address, Age Position(s) Portfolios Overseen	Principal Occupation(s) During Past Five Years	Other Directorships Held
Brian K. Reid (56) Board Member Portfolios Overseen: 89	Retired; formerly Chief Economist for the Investment Company Institute (ICI) (2005-2017); formerly Senior Economist and Director of Industry and Financial Analysis at the ICI (1998-2004); formerly Senior Economist, Industry and Financial Analysis at the ICI (1996-1998); formerly Staff Economist at the Federal Reserve Board (1989-1996); Director, ICI Mutual Insurance Company (2012-2017).	None.

LR1027